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EXHIBIT 23.2
POULOS & BAYER

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form SB-2/A and related prospectus of CGI Holding Corporation for the registration of 23,625,301 shares of its common stock and to the incorporation therein of our report, dated February 26, 2004, with respect to the financial statements of CGI Holding Corporation as of December 31, 2003 and for the year then ended.

/s/ Poulos & Bayer Poulos & Bayer
May 2, 2005

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EXHIBIT 23.2 POULOS & BAYER